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                                                                    EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors and Shareholders
Venus Exploration, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-61193) on Form S-8 and registration statement (No. 33-73457) on Form S-3 of Venus Exploration, Inc. of our report dated March 28, 2001, except as to note 16, which is as of April 10, 2001, relating to the consolidated balance sheets of Venus Exploration, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of Venus Exploration, Inc.



                                                               KPMG LLP

San Antonio, Texas
April 11, 2001